Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-405-2400	212-850-5600
FOR IMMEDIATE RELEASE
Russ Berrie and Company, Inc. Promotes Guy A. Paglinco
to Chief Financial Officer
Wayne, N.J. — August 18, 2009 — Russ Berrie and Company, Inc. (NYSE: RUS) today announced that Guy A. Paglinco has been promoted to Vice President and Chief Financial Officer. Mr. Paglinco has been serving as Interim Chief Financial Officer since January 2009, and has also served as Vice President and Chief Accounting Officer since November 2007. Mr. Paglinco joined the Company as Vice President — Corporate Controller in September 2006.
Bruce G. Crain, Chief Executive Officer and President, commented, “Guy has done an exceptional job as Interim CFO and I am pleased to recognize his achievements with this well-deserved promotion. I look forward to working with him closely as we move forward with our strategies to grow our leadership position in the infant and juvenile industry.”
About Russ Berrie and Company, Inc.
Russ Berrie and Company, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.
The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.russberrieij.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.